Exhibit 16

Arthur Andersen LLP
911 Main Street
Suite 1500
Kansas City, MO 64105-2009

September 16, 1998

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20519

Dear Sir/Madam:

     We have read Item 4 included in the Form 8-K of Butler National Corporation to be filed with the Securities and Exchange Commission on September 16, 1998 and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP
Arthur Andersen LLP



cc: Mr. Clark D. Stewart, President
    Butler National Corporation